REVISED SCHEDULE A
To the Investment Management Agreement, dated December 2, 2004, by and between Allianz Life Advisers, LLC (now Allianz Investment Management LLC) and Allianz Variable Insurance Products Fund of Funds Trust.
Fees payable to the Manager pursuant to Section 4 hereof shall be at the following annual rates for each Fund:
AZL Balanced Index Strategy Fund 0.05%
AZL DFA Multi-Strategy Fund 0.05%
AZL MVP Balanced Index Strategy Fund 0.10%
AZL MVP BlackRock Global Allocation Fund 0.10%
AZL MVP DFA Multi-Strategy Strategy Fund 0.20%*
AZL MVP Franklin Templeton Founding Strategy Plus Fund 0.10%
AZL MVP Fusion Balanced Fund 0.20%
AZL MVP Fusion Conservative Fund 0.20%
AZL MVP Fusion Growth Fund 0.20%
AZL MVP Fusion Moderate Fund 0.20%
AZL MVP Growth Index Strategy Fund 0.10%
AZL MVP Invesco Equity and Income Fund 0.10%
AZL MVP T. Rowe Price Capital Appreciation Fund  0.10%

The management fee shall be accrued and paid to the Manager pursuant to Section 4 of the Investment Management Agreement.
Acknowledged:
Allianz Variable Insurance Products Fund of Funds Trust

By:    /s/ Jeremy Smith
Name:  Jeremy Smith
Title:    Vice President, Investments

Allianz Investment Management LLC

By:    /s/ Brian Muench
Name:  Brian Muench
Title:    President

*The annual rate for AZL MVP DFA Multi-Strategy Fund is temporarily reduced to 0.10%, through at least April 30, 2017. The reduced rate maybe increased or terminated after April 30, 2017.
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Updated:  11/01/2015